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TrustCo Bank Corp NY

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The following Material was made available to shareholders on May 13, 2010.

Subsidiary: Trustco Bank	Robert J. McCormick
Chairman, President and
Chief Executive Officer
May 2010

Dear Fellow Shareholders;

I am pleased to inform you that our Company has once again been honored by Audit Integrity for the strength of our corporate governance practices and accounting quality.  These areas often receive less attention than profitability or growth, but are fundamental to long-term success, particularly for companies in the financial services business.  We believe, particularly in the light of the market turmoil of recent years, that the ability of our customers to have confidence in TrustCo as their financial partner is a core element of our future success.

Audit Integrity, an independent research firm that rates more than 8,000 public corporations on the quality of their corporate integrity as measured by accounting quality and corporate governance practices, announced that TrustCo Bank Corp NY has been ranked as one of its 2010 Audit Integrity Top 100.  TrustCo is one of only 22 companies in the top 100 that were also included on the 2009 list, and one of just four banks on the list.  Audit Integrity calculates an “Accounting and Governance Risk” rating (or AGR®) on a scale of 0 to 100 based on the transparency and statistical reliability of a corporation's financial reporting and governance practices.  TrustCo’s AGR rating placed it in the 99% percentile of the companies rated.  The ratings are available at www.auditintegrity.com and were discussed on the website of Forbes Magazine.  A reprint of the Forbes commentary is attached.

We hope to see many of you at our Annual Meeting, which will be held on May 20th at 4:00 PM this year.  The meeting will be held at Mallozzi’s Restaurant and Banquet House at 1930 Curry Road, Rotterdam, New York  12303.  If you are unable to attend the meeting, please remember to vote your shares.

We appreciate your support.

Sincerely,

/s/ Robert J. McCormick
Robert J. McCormick
Chairman, President and Chief Executive Officer

Forbes.com

Governance

The 100 Most Trustworthy Companies

Forbes.com 100 MOST TRUSTWORTHY COMPANIES 2010

By Helen Coster, Reprinted from April 5, 2010

These are the American businesses that have the most transparent and conservative accounting practices and most prudent management.

To find the most trustworthy companies that trade on American exchanges, Forbes turns to Audit Integrity, an independent financial analytics company in Los Angeles. Audit Integrity looks beyond the raw data on income statements and balance sheets to assess the true quality of corporate accounting and management practices. As early as August 2005, Audit Integrity's proprietary rating system signaled potential problems at Lehman Brothers. In December of 2005 it gave American International Group a significant downgrade. Last year it flagged the Chicago management consultancy Huron Consulting Group several months before the company announced it was restating its financial statements for three fiscal years and its chief executive, chief financial officer and accounting chief resigned.

The Most Trustworthy Small-Cap Companies

RANK*	COMPANY	AUDIT INTEGRITY INDUSTRY	AVERAGE AGR SCORE[1]	CURRENT QUARTER AGR SCORE	MARKET CAP ($ MIL)[2]
7	Hallador Petroleum	Coal	94	91	264
7	Nara Bancorp	Regional Banks	94	93	340
7	Opnet Technologies	Software & Programming	94	98	329
7	TrustCo Bank Corp NY[3]	Regional Banks	94	83	501
8	Dorchester Minerals LP[3]	Oil & Gas Operations	93	86	636
8	Epoch Holding	Investment Services	93	89	242
8	Marten Transport	Trucking	93	96	427

* This is only a portion of the rankings for the Most Trustworthy Small-Cap Companies.
1 Last four quarters. 2 Market Cap as of March 24, 2010. 3 Repeat from 2009 Most Trustworthy Companies. AGR: Accounting and Governance Risk. AGR is a proprietary score from Audit Integrity based on its analysis of accounting and governance factors that have been historically linked to fraud and increased shareholder risk. Sources: Audit Integrity; Interactive Data; Thomson Reuters Fundamentals; Worldscope via FactSet Research Systems.

Highlighting added for emphasis.

Reprinted from www.forbes.com with permission from Forbes.com LLC Copyright 2010, Forbes.com LLC. All rights reserved.
For more information on the use of this content, contact Wright's Media at 877-652-5295 or at forbes@wrightsmedia.com.
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